As filed with the Securities and Exchange Commission on June 19, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIEMED HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
625 E. Kaliste Saloom Rd. Lafayette, Louisiana 70508
(Address of Principal Executive Offices) (Zip Code)

VIEMED HEALTHCARE, INC. 2020 LONG TERM INCENTIVE PLAN
(Full Title of the Plan)

Name, Address and Telephone	Copy of Communications to:
Number of Agent for Service:

Trae Fitzgerald	E. James Cowen
Chief Financial Officer	Porter Hedges LLP
Viemed Healthcare, Inc.	1000 Main Street, 36th Floor
625 E. Kaliste Saloom Rd.	Houston, Texas 77002-6336
Lafayette, Louisiana 70508	(713) 226-6000
(337) 504-3802

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, no par value	6,176,313	$9.375	$57,902,934.38	$7,516

(1)Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of common shares issuable as a result of the anti-dilution provisions of the Viemed Healthcare, Inc. 2020 Long Term Incentive Plan.

(2)Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common shares on the Nasdaq Capital Market on June 15, 2020, $9.375.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Viemed Healthcare, Inc. (the “Company”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 6,176,313 common shares of the Company that may be issued pursuant to the Viemed Healthcare, Inc. 2020 Long Term Incentive Plan (the “Plan”). The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 4, 2020 (as amended on April 28, 2020) (File No. 001-38973);

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 5, 2020 (File No. 001-38973);

•
The Company’s Current Reports on Form 8-K, filed with the Commission on March 3, 2020, May 6, 2020, May 19, 2020 and June 11, 2020 (File No. 001-38973) (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K); and

•
The description of the common shares of the Company contained in the Company’s registration statement on Form 10, filed with the Commission on July 10, 2019, as amended by Amendment No. 1 to Form 10, filed with the Commission on August 1, 2019 (File No. 001-38973), including any amendment or report filed for purposes of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, on any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the common shares will be passed upon for the Company by DLA Piper (Canada) LLP. As of June 10, 2020, certain attorneys at DLA Piper (Canada) LLP owned 2,272 common shares of the Company.

Item 6. Indemnification of Officers and Directors.

The Business Corporations Act (British Columbia) (the “Business Corporations Act”) provides that:

1.
The Company may indemnify an individual who: (i) is or was a director, alternate director or officer of the Company; (ii) is or was a director, alternate director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the Company; or (B) at the request of the Company; or (iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual (each such person referred to herein as an “eligible party”).

2.
Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such individual, by reason being or having been an eligible party is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

3.
If the Company declines to provide indemnification, a court may, on the application of the Company or an eligible party: (i) order the Company to indemnify an eligible party in the manner provided under (1); (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company; or (iii) order the Company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (3).

4.
An eligible party is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any proceeding to which he or she is made a party by reason of being an eligible party, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defense of the action or proceeding; and (b) fulfills the conditions set out in clauses (2)(a) and (b) above.

5.
The Company may purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

The Company’s notice of articles and articles (the “Articles”) provide that the Company must indemnify, to the extent allowed under the Business Corporations Act, each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. The Articles further provides that the Company may advance expenses to an eligible party to the extent permitted under the Business Corporations Act. The Articles also authorize the Company to obtain directors’ and officers’ liability insurance.

The Company maintains directors’ and officers’ liability insurance for its officers and directors.

Each director and officer is also a party to an indemnification agreement with the Company, pursuant to which the Company has agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director or officer, his or her heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director or officer in respect of any claim, demand, suit, action, proceeding or investigation in which such director or officer is involved or is subject by reason of being or having been a director or officer and (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director or officer may sustain or incur as a result of serving as a director or officer in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director or officer in his or her capacity as a director or officer, whether before or after the effective date of such indemnification agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, attached hereto, which Index to Exhibits is hereby incorporated into this Item 8.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on this 19th day of June, 2020.

VIEMED HEALTHCARE, INC.

By:	/s/ Trae Fitzgerald
Trae Fitzgerald
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Casey Hoyt, W. Todd Zehnder and Trae Fitzgerald, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Casey Hoyt	Chief Executive Officer and Director	June 19, 2020
Casey Hoyt	(Principal Executive Officer)

/s/ Trae Fitzgerald	Chief Financial Officer	June 19, 2020
Trae Fitzgerald	(Principal Financial Officer and Accounting Officer)

/s/ W. Todd Zehnder	Chief Operating Officer and Director	June 19, 2020
W. Todd Zehnder

/s/ Randy Dobbs	Chairman of the Board	June 19, 2020
Randy Dobbs

/s/ Dr. William Frazier	Director and Chief Medical Officer	June 19, 2020
Dr. William Frazier

/s/ Bruce Greenstein	Director	June 19, 2020
Bruce Greenstein

/s/ Nitin Kaushal	Director	June 19, 2020
Nitin Kaushal

/s/ Timothy Smokoff	Director	June 19, 2020
Timothy Smokoff

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Viemed Healthcare, Inc. 2020 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 11, 2020).

*5.1	Opinion of DLA Piper (Canada) LLP.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of MNP LLP.

*23.3	Consent of DLA Piper (Canada) LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page of this registration statement).

*Filed herewith.